                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SHURGARD STORAGE CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[SHURGARD LOGO]

                                                                  March 31, 1998

Dear Stockholder:

        You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. at 2:00 p.m. on Tuesday, May 12, 1998, at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington.

        The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

                                   Sincerely,


                                   Charles K. Barbo
                                   Chairman, President and
                                   Chief Executive Officer


                                    IMPORTANT

A proxy card is enclosed. All stockholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered in which event the signed proxy will be revoked.

                         SHURGARD STORAGE CENTERS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 12, 1998

To the Stockholders:

        The 1998 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. will be held at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington on Tuesday, May 12, 1998, at 2:00 p.m. for the following purposes:

        1.      To elect three directors to the Company's Board of Directors;

        2. To approve amendments to the Amended and Restated Stock Incentive Plan for Nonemployee Directors; and

        3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        The record date for the Annual Meeting is March 17, 1998. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at the Company's office at 1201 Third Avenue, Suite 2200, Seattle, Washington for the ten days immediately prior to the meeting.

        ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                    By Order of the Board of Directors,


                                    Kristin H. Stred
                                    Secretary

Seattle, Washington
March 31, 1998

                         SHURGARD STORAGE CENTERS, INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF STOCKHOLDERS

                             TO BE HELD MAY 12, 1998

GENERAL

        The enclosed proxy is solicited by the Board of Directors of Shurgard Storage Centers, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held at 2:00 p.m. on Tuesday, May 12, 1998 at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington and at any postponement or adjournment thereof (the "1998 Annual Meeting"). Only holders of record of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") at the close of business on March 17, 1998 will be entitled to vote at the 1998 Annual Meeting. On that date, the Company had 28,480,682 shares of Class A Common Stock and 154,604 shares of Class B Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

        The Company began operations on March 1, 1994 through the consolidation (the "Consolidation") of 17 publicly held limited partnerships that had been sponsored by Shurgard Incorporated (the "Management Company"). Following the Consolidation, the Management Company managed the Company's business affairs and properties. On March 24, 1995, the Management Company was merged with the Company (the "Merger"), as a result of which the Company became self-managed and self-administered. Certain information in this Proxy Statement refers to the Consolidation, the Merger and the Management Company.

        The address of the Company's principal executive offices is 1201 Third Avenue, Suite 2200, Seattle, Washington 98101. This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about March 31, 1998.

QUORUM

        A quorum for the Annual Meeting shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 1998 Annual Meeting, present in person or by proxy.

VOTING

        Shares of Common Stock for which proxies are properly executed and returned will be voted at the 1998 Annual Meeting in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of the nominees for the Board of Directors named herein, provided that if any of the nominees should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose, and "FOR" the amendments to the Amended and Restated Stock Incentive Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy, and entitled to vote, will be elected as directors. Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. The proposal to approve the amendments to the Nonemployee Directors Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting on this proposal will have no impact on the outcome of this proposal since no vote has been cast for or against it. There can be no broker nonvotes on either the election of directors or the proposal to approve the amendments to the Nonemployee Directors Plan since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to both of these matters.

REVOCATION

        Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the 1998 Annual Meeting and voting in person.

                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

        The Board of Directors is divided into three classes. Each class is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors presently consists of six members, with two members each in Class 1, Class 2 and Class 3. Mr. Barbo has served as director of the Company since 1995 and Mr. Hutchinson and Mr. Raymond Johnson have served since 1997. Their terms as directors will conclude at the 1998 Annual Meeting, unless they are elected to another term. Mr. Raymond Johnson is being nominated for a two-year term instead of a three-year term because he was originally appointed to the Board of Directors to fill a vacancy in a Class 2 director position.

INFORMATION ABOUT THE DIRECTORS NOMINATED FOR ELECTION

        TERMS EXPIRE IN 2001 (CLASS 1)

        Charles K. Barbo (age 56) has been involved as a principal in the real estate investment industry since 1969. Mr. Barbo is one of the co-founders of the Management Company, which was organized in 1972 to provide property management services for self storage facilities and other real estate and commercial ventures. Prior to the Merger, he served as Chairman of the Board and President of the Management Company. Upon the closing of the Merger, he was named Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School and has a Bachelor of Arts degree in history from the University of Washington. He is an alumnus of the Young Presidents' Organization. Mr. Barbo is a director of Matthew G. Norton Co., Northwest Building Corp., Asia-Europe-America's Bank and Homegrocers.com, all of which are privately held.

        George P. Hutchinson (age 59) has served as a director of the Company since his appointment in December, 1997. Mr. Hutchinson has been involved in the securities brokerage and international investment banking industries for over 25 years. From 1970 to 1990, he was with Salomon Brothers in New York, London, Hong Kong, Tokyo, and Zurich. Since 1990, he has been President of G.P. Hutchinson & Co., in Seattle, which he established to provide investment banking services to regional companies. Mr. Hutchinson has a Bachelor of Arts degree from the University of Washington, and a Master of Business Administration degree from Columbia University. He is a director of Coffee Station, Inc., Chairman of Northwest Biotherapeutics, LLC, and a trustee of numerous community and nonprofit organizations.

        TERM EXPIRES IN 1999 (CLASS 2)

        Raymond A. Johnson (age 56) has served as a director of the Company since his appointment in September, 1997. He retired from Nordstrom, Inc. as its Co-chairman and a member of its Board of Directors in 1996. Prior to that, he was Nordstrom, Inc.'s Co-president, as well as holding a variety of executive and managerial positions at Nordstrom, Inc. in Washington and California, stretching back to 1969. He attended Western Washington University.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL THREE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

        TERM EXPIRES IN 1999 (CLASS 2)

        Howard J. Johnson (age 59) has served as a director of the Company since May, 1996. Since 1965, he has been the Chairman, President and Chief Executive Officer of Howard Johnson & Company, an independent consulting and actuarial firm specializing in employee benefits and compensation. He has been Chairman of Howard Johnson & Company (UK) Limited and Howard Johnson & Company (Europe) Limited since 1994. Mr. Johnson attended the University of Washington. Mr. Johnson is also a director of Smith Barney Fundamental Value Fund, Inc.

        TERMS EXPIRE IN 2000 (CLASS 3)

        Wendell J. Smith (age 65) has served as a director of the Company since March, 1994. Mr. Smith is also currently a director of Franchise Finance Corporation of America, PGA Tour Properties, and Chastain Capital Corporation. He has previously served on the Western and National Advisory Boards for Federal National Mortgage Association and the Advisory Board of the Center for Real Estate Research at the University of California. He retired in 1991 from the State of California Public Employees Retirement System ("Calpers") after 27 years of employment, the last 21 in charge of all real estate equities and mortgage acquisitions for Calpers. During those 21 years, Calpers invested over $8 billion in real estate and mortgages. In 1991, Mr. Smith established W.J.S. & Associates, which provides advisory and consulting services for pension funds and pension fund advisors.

        Harrell L. Beck (age 41) has served as a director of the Company and as its Chief Financial Officer and Treasurer since July, 1993. Prior to the closing of the Merger, Mr. Beck also served as the Company's President. He was named Senior Vice President of the Company upon the closing of the Merger. He joined the Management Company in April, 1986 as the Eastern Regional Vice President and, in 1990, became its Chief Financial Officer and in 1992, its Treasurer. Prior to joining the Management Company, Mr. Beck was a manager with Touche Ross & Co., where he was employed for approximately six years, during which time he provided services primarily to clients in the real estate and aerospace industries. Mr. Beck has a Bachelor of Arts degree in Business Administration from Washington State University and is a member of the American Institute of Certified Public Accountants.

        Eight Board of Directors meetings were held in 1997. Each of the directors attended over 87% of the meetings of the Board of Directors and committees of which they were members.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Company has established three standing committees of its Board of Directors--an Audit Committee, a Compensation Committee, and a Nominating and Organization Committee. Each of these committees is responsible to the full Board of Directors and its activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized as follows:

        Audit Committee. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and independent accountants' letter of comments and management's responses thereto, major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The members of the Audit Committee are George P. Hutchinson and W.J. Smith. The Audit Committee met three times in 1997.

        Compensation Committee. The Compensation Committee establishes the remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefits programs and recommends and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The members of the Compensation Committee are Raymond A.

Johnson (Chair), Howard J. Johnson, George P. Hutchinson and W.J. Smith. The Compensation Committee met six times in 1997.

        Nominating and Organization Committee. The Nominating and Organization Committee makes recommendations to the Board of Directors on the size and composition of the Board of Directors, nominees for directors and on the organization of the Company, as well as performing other duties as may be assigned by the Board. The committee will consider nominees recommended by stockholders in accordance with the procedures governing such nominations set forth in the Company's Bylaws. The members of the Nominating and Organization Committee are Charles K. Barbo (Chair), Raymond A. Johnson, Howard J. Johnson, W.J. Smith, George P. Hutchinson and Harrell L. Beck. The Nominating and Organization Committee met twice in 1997.

DIRECTOR COMPENSATION

        Fees. Directors who are employees of the Company do not receive any fees for their services as directors. In 1997, Directors who were not employees of the Company were paid an annual retainer of $15,000 for serving on the Board of Directors, an additional fee of $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended. The Company reimburses each nonemployee director for travel expenses incurred in connection with his activities on behalf of the Company. The annual retainer has been increased to $17,000 for 1998 and the committee fee has increased to $1,000 for each meeting attended.

        Options. At the 1996 Annual Meeting, nonemployee directors also received stock option grants to purchase 9,000 shares of Class A Common Stock under the Company's Nonemployee Directors Plan. Such options will vest in 3,000 share increments over a three-year period, with one increment vesting on the date of the Company's Annual Meeting in each of 1997, 1998 and 1999, assuming each director continues to serve until such Annual Meeting. The exercise price of the options is $25.50 per share. There was no additional grant in 1997 for directors who joined the Board in 1997. For additional information, please see the proposal to amend the Amended and Restated Stock Incentive Plan for Nonemployee Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the 1997 fiscal year all filing requirements applicable to its officers and directors were complied with by such persons.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of March 3, 1998 certain information with respect to the beneficial ownership of shares of Class A Common Stock and Class B Common Stock by each director and executive officer of the Company and all directors and executive officers of the Company as a group. It also sets forth, as of March 3, 1998, certain information with respect to stockholders who beneficially own more than 5% of the shares of Class A Common Stock or Class B Common Stock. Except as otherwise noted, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                 AMOUNT AND
      NAME AND ADDRESS                                      NATURE OF BENEFICIAL    PERCENT
    OF BENEFICIAL OWNER                TITLE OF CLASS            OWNERSHIP          OF CLASS
-------------------------------     --------------------    --------------------    --------
Charles K. Barbo                    Class A Common Stock         743,669(1)           2.6%
1201 Third Avenue, Suite 2200       Class B Common Stock          78,075(2)          50.5%
Seattle, WA  98101

Arthur W. Buerk                     Class A Common Stock         384,922              1.3%
1201 Third Avenue, Suite 2000       Class B Common Stock          76,529(2)          49.5%
Seattle, WA  98101

Michael Rowe                        Class A Common Stock          95,205(3)           *

David K. Grant                      Class A Common Stock          68,677(4)           *

Harrell L. Beck                     Class A Common Stock          36,406(5)           *

Kristin H. Stred                    Class A Common Stock          16,656(6)           *

Howard J. Johnson                   Class A Common Stock           3,000(7)           *

Wendell J. Smith                    Class A Common Stock          10,017(8)           *

George P. Hutchinson                Class A Common Stock           4,700(9)           *

Raymond A. Johnson                  Class A Common Stock             500              *

All directors and executive         Class A Common Stock         978,830             3.4%
officers as a group (9 persons)     Class B Common Stock          78,075            50.5%

----------

*   Less than 1%.

(1) Includes 4,460 shares held for Mr. Barbo's individual account under the Company's Employee Retirement Savings Plan and Trust, 3,500 shares held by trusts of which Mr. Barbo is a trustee, 2,500 shares over which Mr. Barbo's wife has voting and investment power and 42,302 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(2) Class B Common Stock entitled Mr. Barbo and Mr. Buerk each to a loan in an amount necessary to satisfy his general partner capital obligations resulting from the Consolidation. Class B Common Stock is convertible into Class A Common Stock at a one-to-one ratio upon repayment of the loan. With respect to Mr. Barbo, includes 1% of Class B Common Stock held by a corporation wholly owned by Mr. Barbo.

(3) Includes 21,916 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 4,204 shares held for Mr. Rowe's individual account under the Company's Employee Retirement Savings Plan and Trust and 266 shares directly owned by Mr. Rowe's wife and children.

(4) Includes 12,246 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 3,402 shares held for Mr. Grant's individual account under the Company's Employee Retirement Savings Plan and Trust.

(5) Includes 16,068 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 3,081 shares held for Mr. Beck's individual account under the Company's Employee Retirement Savings Plan and Trust.

(6) Includes 12,258 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 498 shares held for Ms. Stred's individual account under the Company's Employee Retirement Savings Plan and Trust.

(7) Includes 1,000 shares issuable on exercise of stock options currently exercisible.

(8) Includes 9,000 shares issuable on exercise of stock options currently exercisable.

(9) Includes 1,200 shares directly owned by Mr. Hutchinson's wife and children.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee is composed of all of the independent nonemployee directors. The Committee is responsible for recommending to the Board of Directors the compensation philosophy, for setting the Chief Executive Officer's salary and bonus, and for administering the long term incentive plans for all executives and key employees.

        COMPENSATION PHILOSOPHY AND HISTORY

        The Company's compensation system is structured to attract and retain executives who are entrepreneurial and agree to be compensated, in significant part, by creating value for stockholders. The Company believes that this structure is advantageous to stockholders because the fixed costs of salaries are minimized and executives' and stockholders' interests are aligned.

        COMPENSATION POLICIES

        For 1997, the Company's compensation policy reflected the continuation of below-market base salaries, and incentivizing executives to earn total compensation at or above median levels through the use of bonus and equity incentives that are performance based.

        Salaries. The Committee reviewed summary updates to data provided in previous years by an independent Compensation Consultant, which original data included six service industry indices covering hundreds of companies, the National Association of Real Estate Investment Trusts (NAREIT) compensation index and a review of proxies of 15 publicly traded REITs with 1993 assets of between $141 million and $702 million. Some but not all of the companies included in the NAREIT Equity REIT Index, included in the Cumulative Total Return Table, were included in this data. These indices were not matched geographically with the Company, but do cover some of the industries from which the Company recruits employees, such as retail, fast food, restaurant, leisure and hospitality. In 1995, compared to the average of this market data, salaries for Company Executives were below the 25th percentile. For 1997, it was the Committee's intention to move base salaries to at least the 35th percentile. For future years, it is the committee's intention to move salaries to approximately the 50th percentile.

        The Compensation Committee reviewed and approved the salaries for the CEO and each of the named executive officers. The Committee established Mr. Barbo's annual salary at $200,000, after considering: a) Mr. Barbo's years of experience in and knowledge of the self storage industry, b) his leadership in infusing the entire Company with strong corporate values and a common mission and c) the continued improvement of operating results from the Company's properties.

        Annual Incentive Bonus. The Company established target bonuses and specific performance criteria for the Company's executive officers based on the Company's funds from operations for 1997, except in the case of Mr. Grant, whose performance criteria were established related to European developments and budget-to-date actual performance. Based on the Company's performance of 100.9% of its target, the bonus paid to Mr. Barbo for 1997 was $65,700, approximately 109% of the target amount established for him.

        Long Term Equity Incentive. Long term equity compensation is the linchpin of the Company's compensation policy of incentivizing entrepreneurial interest in the creation of stockholder wealth. For 1997, executives in the Company, other than Mr. Grant, were granted stock options at fair market value on January 30, 1997. The options vest in three equal annual installments, beginning on the first anniversary of the grant. Mr. Barbo was granted options on 62,642 shares.

        Generally, the number of stock options granted to an executive officer increases in relation to the executive officer's level of responsibility in the Company and his or her ability to directly impact the profitability of the Company. The number of options previously granted and other stockholdings by the named executive officers were not considered in making the awards.

        Policy with Respect to Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1998 is also expected to qualify for deductibility. The Company's executive compensation programs are designed to provide awards based on individual and Company performance measures. To the extent there is no adverse effect on this performance-related approach or on the Company's ability to provide competitive compensation, it is the Committee's policy to minimize executive compensation expense that is non-deductible by the company for tax purposes.

        Respectfully submitted,


        Raymond A. Johnson, Chair
        Howard J. Johnson
        W.J. Smith
        George P. Hutchinson

STOCK PRICE PERFORMANCE

        Set forth below are line graphs comparing the cumulative total return on the Class A Common Stock during the period beginning on March 28, 1994, and ending on December 31, 1997, the last day of the Company's 1997 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the Equity REIT Index prepared by NAREIT. The comparison assumes $100 was invested on March 28, 1994 and assumes reinvestment of dividends. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

        The first line graph assumes that the shares of Class A Common Stock were bought at the Net Asset Value per share of $18.90 contemplated in the Consolidation. The "Net Asset Value" was the value of the assets, determined by independent appraisal, less the liabilities (including transaction costs and liabilities) of the 17 limited partnerships participating in the Consolidation. Because this was the economic basis for the Consolidation, the Company believes that this represents the most appropriate starting point for a line graph comparison. The second line graph assumes that the shares of Class A Common Stock were bought at the initial trading price on March 28, 1994, the first day that the Class A Common Stock was publicly traded. On that day, the stock initially traded at $23.25 per share.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        SHURGARD STORAGE CENTERS, INC.,
         STANDARD & POOR'S 500 STOCK INDEX AND NAREIT EQUITY REIT INDEX
                     (BASED ON THE INITIAL NET ASSET VALUE)

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        SHURGARD STORAGE CENTERS, INC.,
         STANDARD & POOR'S 500 STOCK INDEX AND NAREIT EQUITY REIT INDEX
                      (BASED ON THE INITIAL TRADING PRICE)


                                    [GRAPH]


   DATE         SHUR@18.90       SHUR@23.25         S&P 500       NAREIT-EQUITY
 --------       ----------       ----------         -------       -------------
  3/31/94            100              100              100              100
 12/30/94         115.22            93.66            105.3           100.15
 12/31/95         163.75           133.11           144.83           113.83
 12/31/96         190.99           155.25           178.06           141.93
 12/31/97         197.51           160.55           237.45           161.09

COMPENSATION OF EXECUTIVES

        The following table sets forth the compensation for services rendered during the fiscal years ended December 31, 1997, 1996, and 1995 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company. Although certain of the individuals named below served as directors or officers of the Company prior to the Merger, they did not receive any cash compensation for such services from the Company but instead were compensated by the Management Company. Accordingly, all dollar amounts shown prior to March 24, 1995 were paid by the Management Company.

                                                                                        LONG-TERM
                                                    ANNUAL COMPENSATION                COMPENSATION
                                                 -------------------------    -------------------------------
                                                                                 SHARES
                                                                               UNDERLYING
                                                                                 OPTIONS/                             ALL OTHER
                                                                               STOCK OPTION           LTIP           COMPENSATION
   NAME AND PRINCIPAL POSITION          YEAR    SALARY($)       BONUS($)(1)      AWARDS(#)         PAYOUTS (2)           ($)
--------------------------------        ----    ---------       -----------   -------------        ----------        -------------
Charles K. Barbo                        1997     200,000           65,700          62,642                                5,337(3)
   Chairman, President and Chief        1996     190,000           42,200           5,137                                5,731
   Executive Officer                    1995     160,000           35,000          30,000            $250,000              375

Michael Rowe                            1997     170,000           49,275          28,474                               19,628(3)
   Executive Vice President and         1996     140,000           33,760           2,740                               19,931
   Chief Operating Officer              1995     107,000           35,000          15,000            $177,300           11,337

David K. Grant                          1997     140,000           16,000               0                              112,897(4)
   Executive Vice President and         1996     151,460           30,000           2,740                               78,674
   Managing Director of European        1995     107,000           30,000          15,000            $141,840            9,592
   Operations

Harrell L. Beck                         1997     115,000           38,325          13,667                                7,279(3)
   Director, Senior Vice President,     1996     105,000           25,320           1,370                                7,554
   Chief Financial Officer,             1995      84,000           25,000          15,000            $141,840            1,516
   Principal Accounting Officer
   and Treasurer

Kristin H. Stred                        1997     115,000           38,325          13,667                                6,801(3)
   Senior Vice President, General       1996     105,000           25,320           1,370                                7,095
   Counsel and Secretary                1995      84,000           25,000          15,000            $ 88,650            3,978

----------

(1) Includes bonus awards earned pursuant to the terms of incentive compensation, discretionary bonus and profit-sharing arrangements.

(2) Immediately prior to the Merger, the Management Company made distributions of Management Company Common Stock to certain of its executive officers and employees under a long-term incentive plan (except with respect to Mr. Barbo, whose distribution under the plan was made in cash instead of Management Company Common Stock). The amounts shown in this column represent the value of the Class A Common Stock into which such Management Company shares were converted in the Merger, based on the market price of the Class A Common Stock at the time of the Merger (with respect to Mr. Barbo, the amount shown in the column is the amount of cash paid to him under the plan).

(3) For the year ended December 31, 1997, with respect to Mr. Barbo, Mr. Rowe, Mr. Beck and Ms. Stred, includes: $4,837, $4,837, $4,192 and $4,215, respectively, contributed by the Company under its Employee Retirement Savings Plan (ESOP); employer-matching contributions made by the Company under its Employee Retirement Savings Plan (401(k)) of $500 per person; with respect to Mr. Rowe includes $10,920 relating to interests in cash distributions from investments in certain partnerships, and, with respect to Mr. Rowe, Mr. Beck and Ms. Stred, includes payments of $3,371, $2,587 and $2,086, respectively, paid annually towards insurance premiums on an executive disability plan.

(4) For the year ended December 31, 1997, with respect to Mr. Grant, includes: employer-matching contributions made by the Company under its 401(k) plan of $500, $4,837 contributed by the Company under its ESOP and $10,560 relating to interests in cash distributions from investments in certain partnerships. Other compensation amounts relating to Mr. Grant's relocation in connection with the Company's European joint venture include: $24,000 housing adjustment expense, $45,000 educational expense allowance, and $28,000 cost of living adjustment expense.

LONG-TERM INCENTIVE PLANS - PERFORMANCE AWARDS IN LAST FISCAL YEAR

        The following table sets forth certain information regarding long-term cash performance awards to the Company's executive officers during the fiscal year ended December 31, 1997.

                         PERFORMANCE OR OTHER
                             PERIOD UNTIL              MINIMUM           MAXIMUM
         NAME                 MATURATION                 ($)               ($)
----------------------   ---------------------         -------           -------
Charles K. Barbo(1)             3 years                   0              275,000
Michael Rowe(1)                 3 years                   0              125,000
Harrell L. Beck(1)              3 years                   0               60,000
Kristin H. Stred(1)             3 years                   0               60,000

----------

(1) Payout amount, if any, for Mr. Barbo, Mr. Rowe, Mr. Beck and Ms. Stred, will be based on achievement of specified financial performance goals during the three year period ending December 31, 1999. Such performance goals are based on FFO per share, among other factors.

OPTION GRANTS

        The following table sets forth certain information regarding options to purchase shares of Class A Common Stock granted to the Company's executive officers during the fiscal year ended December 31, 1997.

                          OPTION GRANTS IN FISCAL 1997

                                INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------          VALUE AT ASSUMED ANNUAL
                       NUMBER OF        PERCENT OF                                                RATES OF STOCK PRICE
                        SHARES         TOTAL OPTIONS                                            APPRECIATION FOR OPTION
                      UNDERLYING        GRANTED TO         EXERCISE                                     TERM(2)
                        OPTIONS        EMPLOYEES IN          PRICE         EXPIRATION        -------------------------------
       NAME           GRANTED(#)(1)     FISCAL YEAR        ($/SHARE)          DATE              5%($)             10%($)
-----------------    -------------     -------------      ----------      ------------       ------------      -------------
Charles K. Barbo          62,642            24.66%           $28.25         1/30/2007        $  1,112,915      $   2,820,345
Michael Rowe              28,474            11.21             28.25         1/30/2007             505,877          1,281,991
Harrell L. Beck           13,667             5.38             28.25         1/30/2007             242,812            615,332
Kristin H. Stred          13,667             5.38             28.25         1/30/2007             242,812            615,332
All Stockholders             N/A              N/A               N/A            N/A            518,538,055       1,314,077,241

-----------

(1) Options were granted at the fair market value on the date of grant. Each option vests in annual installments of 33.33% commencing on the first anniversary of the date of grant. In the event of certain business combinations, the vesting of outstanding options will be accelerated. See "Executive Compensation-Employment Agreements; Change-in-Control Arrangements."

(2) The actual value, if any, the named executive officer or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The gain for "All Stockholders" is calculated by using ($29.00) the closing price per share of Class A Common Stock as reported by the New York Stock Exchange on December 31, 1997, and 28,431,826 shares, the number of shares of Class A Common Stock outstanding as of the Company's fiscal year-end. There can be no assurance that the actual value per share realized by the named executive officer or by all stockholders will approximate the potential realizable values set forth in the table.


OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth certain information regarding options exercised during the fiscal year ended December 31, 1997, and options held as of December 31, 1997 by each of the Company's executive officers.

                   OPTION EXERCISES AND YEAR END OPTION VALUES

                                                     NUMBER OF SECURITIES
                         SHARES                           UNDERLYING                 VALUE OF UNEXERCISED
                        ACQUIRED                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                           ON         VALUE           FISCAL YEAR-END (#)        AT FISCAL YEAR-END ($)(1)(2)
                        EXERCISE    REALIZED      ---------------------------   -------------------------------
NAME                      (#)          ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
--------------------    --------    --------      -----------   -------------   -----------       -------------
Charles K. Barbo(3)         --          --          13,711          84,068      $  108,314         $  214,140
Michael Rowe                --          --           8,112          40,102          66,588            113,637
David K. Grant              --          --           8,112          11,628          66,474             92,053
Harrell L. Beck             --          --           7,656          24,381          64,104             97,556
Kristin H. Stred           300       2,630           4,156          24,381          34,304             97,556

------------

(1) This amount is the aggregate number of outstanding options multiplied by the difference between $29.00 (the closing price of Class A Common Stock on December 31, 1997) and the exercise price of such options.

(2) This amount includes dividend equivalents of $3.32/share as of December 31, 1997, payable to the option holder upon exercise of the following total number of exercisable stock options: Mr. Barbo, 1,711; Mr. Rowe, 912; Mr. Grant, 912; Mr. Beck, 456; Ms. Stred, 456. The following total number of unexercisable stock options carry a dividend equivalent: Mr. Barbo, 3,426; Mr. Rowe, 1,828; Mr. Grant, 1,828; Mr. Beck, 914 and Ms. Stred, 914.

(3) 30,000 stock option shares held by Mr. Barbo include a bonus of $2.25 per share, payable in cash upon exercise. Such bonus amount is included in the value of the options at fiscal year end.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOAN RELATING TO CLASS B COMMON STOCK

        On March 1, 1994, as a part of the Consolidation, the Company made a $1,981,000 interest-free loan to Mr. Barbo to enable him to make certain capital contributions that were required in connection with the Consolidation. Mr. Barbo's shares of Class B Common Stock have been pledged as collateral for the loan. Upon repayment of the loan, a percentage of the Class B Common Stock equal to the percentage of the loan principal being repaid will be released from the pledge and Mr. Barbo will then have the option to convert his Class B Common Stock, on a share-for-share basis, into Class A Common Stock. As of December 31, 1997, the entire principal amount of the loan remained outstanding.

SHURGARD STORAGE TO GO, INC.

        To date, Shurgard Storage Centers, Inc. has invested approximately $4,200,000 in Shurgard Storage To Go, Inc., a Washington corporation ("Shurgard To Go") whose business is to provide services ancillary to self storage, including but not limited to containerized storage services involving picking up and delivering customer goods to storage. The following officers of the Company have invested the following amounts in Shurgard Storage To Go, Inc.: Charles K. Barbo, $51,250; Michael Rowe, $38,750; Harrell L. Beck, $9,375; Kristin H. Stred, $14,375. These four officers currently own an aggregate of 41% of Shurgard To Go's outstanding shares of voting, Series A Common Stock. The majority of the remaining voting shares are owned by other individuals who are key employees of the Company. The Company currently owns 78% of Shurgard To Go's outstanding shares of non-voting, Series B Common Stock. The Company and Mr. Barbo have each entered into an agreement with an unaffiliated third party pursuant to which they have the right and may have an obligation to acquire, over the next three years, additional shares of Series A Common Stock and Series B Common Stock, respectively.

INTERMATION, INC.

        Charles K. Barbo and Michael Rowe are directors of InterMation, Inc. ("Intermation") and Mr. Barbo is the beneficial owner of 29.6% of the outstanding common stock of InterMation. The Company leased a facility to InterMation at a monthly rental of approximately $24,200. The aggregate amount paid to the Company under this lease in the year ended December 31, 1997 was $281,300. Under the lease, either party had the right to terminate it on 18 months' notice. On September 11, 1996, InterMation gave the Company notice that it intended to terminate the lease, effective March 31, 1998.

EMPLOYMENT AGREEMENTS; CHANGE-IN CONTROL ARRANGEMENTS

        1993 Stock Option Plan. The 1993 Stock Option Plan provides that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will become fully exercisable. Such options, if not exercised, will terminate upon consummation of such transactions. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

        1995 Long-Term Incentive Plan. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange, or other transfer of all or substantially all of the Company's assets, or a liquidation or dissolution of the Company, outstanding options, stock appreciation rights and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Compensation Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

        Business Combination Agreements. In 1996, the Company entered into an agreement with each of its officers that provides for payments in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years after certain business combination transactions, including but not limited to changes of control. The agreements provide for the continuation of benefits and continued employment or pay for two and one-half years of annual salary and average bonus, and, in the event of certain taxation of payments made under these agreements, additional payments necessary for the officers to receive the benefits contemplated by the agreements.

        PROPOSAL TO APPROVE AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR
                             NONEMPLOYEE DIRECTORS

        INTRODUCTION

        The purposes of the Nonemployee Directors Plan are to attract and retain the services of experienced and knowledgeable nonemployee directors of the Company and to provide an incentive for such directors to increase their proprietary interest in the Company's long-term success and progress. The Board of Directors believes that the additional flexibility provided by the proposed amendments to the Nonemplyee Directors Plan would enable the Company to better achieve these purposes.

        The Company's Nonemployee Directors Plan currently provides for the grant of options to purchase 9,000 shares of Class A Common Stock at the time a person is first elected by the shareholders as a director and thereafter following every third annual meeting of stockholders. The periodic grant of 9,000 shares was last made in 1996, and these options vest in 3,000 share increments over a three-year period, with one increment vesting on the date of the Company's annual meeting in each of 1997, 1998 and 1999. Only members of the Board of Directors who are not otherwise employees of the Company or any parent or subsidiary corporation (each, an "Eligible Director") may participate in the Nonemployee Directors Plan. As of the date of this Proxy Statement, 136,400 shares remained available for issuance under the Nonemployee Directors Plan. THE PROPOSED AMENDMENT DOES NOT CHANGE THE NUMBER OF SHARES AUTHORIZED OR AVAILABLE UNDER THE PLAN.

        Based on research by an independent compensation specialist, the Board believes additional grants are necessary to bring total compensation to the independent directors up to a level competitive with other companies of similar size. On January 27, 1998 , the Company's Board of Directors unanimously adopted amendments to the Nonemployee Directors Plan that, subject to stockholder approval, would eliminate the periodic grant to directors as of the date of the 1998 Annual Meeting and grant the Plan Administrator exclusive authority, in its sole discretion, to grant options to eligible individuals in such amounts as it so elects. The Board intends to grant options at fair market value for an additional 2,000 shares to each independent director who previously received a grant that will vest in 1998, bringing the total number of options to vest per year to 5,000 shares per director. In addition, the Board believes that the flexibility to award grants to directors appointed midway through a year is appropriate, and intends to grant options for 1,500 shares to each of Mr. George Hutchinson and Mr. Raymond Johnson, who joined the Board in the fall of 1997, for their services up to the annual shareholders meeting, and options for 5,000 shares for the year following the 1998 shareholders meeting. The Board intends to use its discretion in the future to adjust to changing market conditions for directors' compensation.

        A copy of the Nonemployee Directors Plan as proposed to be amended and restated is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Nonemployee Directors Plan is a summary and does not purport to be fully descriptive. See Appendix A for more detailed information.

        DESCRIPTION OF PLAN

        Shares Subject to the Nonemployee Directors Plan. An aggregate of up to 200,000 shares of Class A Common Stock is authorized for issuance under the Nonemployee Directors Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the Nonemployee Directors Plan. The Class A Common Stock issued under the Nonemployee Directors Plan will be from authorized but unissued shares. As of the date of this Proxy Statement, 136,400 shares remained available for issuance under the Nonemployee Directors Plan. The proposed amendment does not change the number of shares authorized or available under the Plan.

        Stock Options. Assuming approval of this proposal, beginning on the date of the 1998 Annual Meeting, the Plan Administrator will have the exclusive authority, in its sole discretion, to grant options to eligible individuals in such amounts as it so elects.

        If not otherwise established in the option grant, options expire on the earlier of 10 years from the date of grant or one year after an Eligible Director's termination of service as a director. The option exercise price for an option granted under the Nonemployee Directors Plan is fair market value of the shares at the time the option is granted. For purposes of the Nonemployee Directors Plan, "fair market value" is the closing price of the Class A Common Stock on the New York Stock Exchange on the day prior to the date of the grant.

        Election to Receive Stock in Lieu of Cash Compensation. Each Eligible Director may elect to reduce all or a portion of the cash compensation otherwise payable for his or her services as a director, including the annual retainer and any fees payable for serving on the Board of Directors or a committee of the Board, by a specified dollar amount or percentage and to receive in lieu thereof a number of shares of Class A Common Stock on the date the cash compensation would have been paid.

        Administration. The administrator of the Nonemployee Directors Plan (the "Plan Administrator") is the Company's Board of Directors. Subject to the terms of the Nonemployee Directors Plan, the Plan Administrator has the power to construe the provisions of the Nonemployee Directors Plan, to determine all questions arising under the Nonemployee Directors Plan, and to adopt and amend such rules and regulations for the administration of the Nonemployee Directors Plan as it may deem desirable.

        Amendment and Termination. The Board of Directors may amend, terminate or suspend the Nonemployee Directors Plan at any time, provided that no such amendment shall impair or diminish any rights of an optionee or obligations of the Company, without the consent of the optionee.

        Term of Plan. The Nonemployee Directors Plan will continue in effect until it is terminated by action of the Board of Directors or the Company's stockholders, but such termination shall not affect the terms of any then-outstanding options.

        Voting Requirements. The proposal to approve the amendments to the Nonemployee Directors Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting on this proposal will have no impact on the outcome of this proposal since no vote has been cast for or against it. There can be no broker nonvotes on the amendments to the Nonemployee Directors Plan since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to this matter.

        Federal Income Tax Consequences. The material U.S. federal income tax consequences to the Company and to any person granted an award under the Nonemployee Directors Plan who is subject to taxation in the United States under the existing applicable provisions of the Code and the underlying Treasury Regulations are substantially as follows. The following summary is based on the Code, the underlying Treasury Regulations and administrative interpretations as in effect on the date hereof and judicial precedents relating thereto, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax considerations discussed herein. The following summary does not address state, local or foreign tax consequences.

        Options granted under the plan will constitute "nonqualified stock options" for federal income tax purposes. Under present law and regulations, no income will be recognized by an Eligible Director upon the grant of stock options.

        Upon the exercise of a nonqualified stock option, the Eligible Director will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the Eligible Director will have short-term, mid-term or long-term capital gain or short-term or long-term capital loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.If the Eligible Director uses already-owned shares to pay the exercise price of an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The Eligible Directors' tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

        The Company will be entitled to a deduction at the same time and in the same amount as the Eligible Director recognizes ordinary income.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR NONEMPLOYEE DIRECTORS.

                              INDEPENDENT AUDITORS

        Deloitte & Touche LLP, which audited the Company's accounts for the last fiscal year, has been the Company's independent auditor since the Company's inception. Representatives of Deloitte & Touche LLP are expected to attend the 1998 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

                             SOLICITATION OF PROXIES

        The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. D. F. King & Co., Inc. may solicit proxies at an approximate cost of $10,000, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All the costs of soliciting proxies will be paid by the Company.

                                  OTHER MATTERS

        The Company knows of no other matters that are likely to be brought before the 1998 Annual Meeting. If, however, other matters not now known or determined come before the 1998 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                            PROPOSALS OF STOCKHOLDERS

        Proposals of stockholders must be received in written form to be considered for inclusion in the Proxy Statement and proxy card for the Company's 1999 Annual Meeting of Stockholders by the Secretary of the Company no later than December 2, 1998.

                                  ANNUAL REPORT

        A copy of the Company's 1997 Annual Report has been mailed to each stockholder of record. Additional copies of the annual report may be obtained without charge by writing or calling the Company's Investor Relations Department at (800) 955-2235.

                                    By Order of the Board of Directors,


                                    Kristin H. Stred
                                    Secretary

Seattle, Washington
March 31, 1998

                                   APPENDIX A

                         SHURGARD STORAGE CENTERS, INC.

       AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR NONEMPLOYEE DIRECTORS


                               SECTION 1. PURPOSES

        The purposes of the Shurgard Storage Centers, Inc. Stock Incentive Plan for Nonemployee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors of Shurgard Storage Centers, Inc. (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

                      SECTION 2. SHARES SUBJECT TO THE PLAN

        Subject to adjustment in accordance with Section 7 hereof, the total number of shares of the Corporation's Class A Common Stock, $0.001 par value per share (the "Common Stock"), which may be issued under the Plan is 200,000 (the "Shares"). The Shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation and shall include shares representing the unexercised portion of any option granted under the Plan that expires or terminates without being exercised in full.

                      SECTION 3. ADMINISTRATION OF THE PLAN

        The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

                     SECTION 4. ELIGIBILITY TO PARTICIPATE IN THE PLAN

        Each member of the Board elected or appointed who is not otherwise an employee of the Corporation or any parent or subsidiary corporation (an "Eligible Director") shall be eligible to participate in the Plan.

                              SECTION 5. STOCK OPTION GRANTS

5.1     PERIODIC GRANTS

        Each Eligible Director in office immediately following the 1996 Annual Meeting of Stockholders shall automatically receive the grant of an option (a "Periodic Grant") to purchase 9,000 Shares immediately following the 1996 Annual Meeting of Stockholders, and each Eligible Director elected for the first time after the 1996 Annual Meeting of Stockholders but before the 1998 Annual Meeting of Shareholders shall automatically receive a Periodic Grant immediately following his or her election for the first time by the stockholders at an Annual Meeting of Stockholders, such option to vest and become exercisable in three equal annual installments upon the optionee's continued service as a director until each of the following three Annual Meetings of Stockholders after the date of grant.

5.2     DISCRETIONARY GRANTS

        Beginning on the date of the 1998 Annual Meeting, and except for the terms and conditions explicitly set forth in the Plan, for all other grants of options ("Discretionary Grants"), the Plan Administrator shall have the exclusive authority, in its discretion, to determine all matters relating to Discretionary Grants under the Plan, including the selection of individuals to be granted Discretionary

Grants, the number of Shares subject to a Discretionary Grant, all terms, conditions, restrictions and limitations, if any, of a Discretionary Grant and the terms of any instrument that evidences the Discretionary Grant.

5.3     OPTION TERMS

        Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

        5.3.1  OPTION NOTICE

        Each option granted under the Plan shall be evidenced by an option agreement, notice, or other instrument approved by the Plan Administrator (a "Notice") and duly executed on behalf of the Corporation. Each Notice shall comply with and be subject to the terms and conditions of the Plan. Any Notice may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

        5.3.2  OPTION EXERCISE PRICE

        The option exercise price for each Periodic Grant and Discretionary Grant granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" as of a given date shall be: (i) the closing price of a share of the Common Stock on the principal exchange on which the Common Stock is then trading, if any, on the day previous to such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded; or (ii) if the Common Stock is not traded on an exchange, the average of the high and low sales prices at which the Common Stock was sold on the day previous to such date as reported in the Wall Street Journal for the New York Stock Exchange--Composite Transactions (or similar successor consolidated transactions report) on such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

        5.3.3  TIME AND MANNER OF EXERCISE OF OPTION

        Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 50 Shares (or the remaining Shares then purchasable under the option, if less than 50 Shares) may be purchased upon any exercise of option rights hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

        Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (iii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

        5.3.4  TERM OF OPTIONS

        If not otherwise established in the instrument evidencing the award of an option granted after the date of the 1998 Annual Meeting, each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

        (a) In the event that an optionee ceases to be a director of the Corporation for any reason other than the death of the optionee, the vested portion of the options granted to such optionee may be exercised by him or her only within one year after the date such optionee ceases to be a director of the Corporation.

        (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the one-year period referred to in
Section 5.3.4(a), the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire unless exercised within one year after the date of the optionee's death, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

        5.3.5  TRANSFERABILITY

        During an Optionee's lifetime, an option may be exercised only by the Optionee or a permitted assignee or transferee (as provided below). Options granted under this Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by (a) will or the applicable laws of descent and distribution; (b) designation by the optionee in writing during the Optionee's lifetime of a beneficiary to receive and exercise options in the event of the Optionee's death (as provided in Section 5.3.4(b)); or (c) gift or other transfer without consideration to either (i) a spouse, child or grandchild ("Immediate Family Member") or (ii) any trust, partnership or other entity in which the optionee or such Immediate Family Member has a substantial beneficial interest; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the option. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

        SECTION 6. ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION

        Commencing on May 14, 1996, each Eligible Director may elect to reduce all or a portion of the cash compensation otherwise payable for services to be rendered by him or her as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board, but excluding any expense reimbursement) by a specified dollar amount or percentage and to receive in lieu thereof a whole number of Shares equal in value to the amount of the reduction divided by the fair market value of the Common Stock on the date the cash compensation would have been paid. Such Shares shall be delivered to each such Eligible Director as soon as practicable after the date the cash compensation would have been paid. The value of any fractional Shares shall be paid to the Eligible Director in cash on the date the Shares are delivered.

        Any such election shall be made in writing on a form provided by the Company and shall state the dollar amount or percentage by which the Eligible Director desires to reduce the cash compensation.

                         SECTION 7. CAPITAL ADJUSTMENTS

        The aggregate number and class of Shares which may be issued under the Plan, as provided in Section 2, the number and class of Shares covered by each option grant and each outstanding option and the exercise price per share thereof (but not the total price), shall all be proportionately adjusted for any stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, split-ups, spin-offs or other similar changes in capitalization. Upon the effective date of a dissolution or liquidation of the Corporation, or of a reorganization, merger or consolidation of the Corporation with one or more corporations that results in more than 80% of the outstanding voting shares of the Corporation being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all of the assets or more than 80% of the then outstanding shares of the Corporation to another corporation or other entity, this Plan and all options granted hereunder shall terminate. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets, or transfer of stock, (i) each optionee shall be entitled, for a period of 20 days prior to the effective date of such transaction, to purchase the full number of Shares under his or her option that he or she otherwise would have been entitled to purchase during the remaining term of such option, and (ii) all cash compensation which has been earned by an

Eligible Director who has elected to receive Shares in lieu of cash compensation but which has not yet been converted into Shares, shall be paid immediately in cash.

        Adjustment under this Section 7 shall be made by the Plan Administrator, whose determination shall be final. In the event of any adjustment in the number of Shares covered by any option, any fractional Shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full Shares resulting from such option.

          SECTION 8. PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDER

        Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares. An Eligible Director who has made an election to receive Shares in lieu of cash compensation shall not have any rights as a stockholder of the Corporation until such cash compensation is converted into Shares and such person becomes a holder of record of such Shares.

                    SECTION 9. LIMITATION AS TO DIRECTORSHIP

        Neither the Plan, nor the granting of an option, nor the making of an election to receive Shares in lieu of cash compensation, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a director for any period of time or at any particular rate of compensation.

                 SECTION 10. REGULATORY APPROVAL AND COMPLIANCE

        The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or pursuant to an Eligible Director's election to receive Shares in lieu of cash compensation, or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, or who has made an election to receive stock in lieu of cash compensation, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

                        SECTION 11. EXPENSES OF THE PLAN

        All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation; none of such expenses shall be charged to any optionee.

               SECTION 12. EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall be effective upon approval of the Corporation's shareholders. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then-outstanding terms of any options.

                SECTION 13. TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that the Board may not amend the Plan without the approval of the Corporation's stockholders to materially increase the number of shares that may be issued under the Plan. Any amendment of the Plan shall not impair or diminish any rights of an optionee or obligations of the Company under such option, regardless of when such option was granted, without the consent of the optionee.

                         SHURGARD STORAGE CENTERS, INC.

    PROXY FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles K. Barbo and Harrell L. Beck, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Class A Common Stock and Class B Common Stock, par value $.001 per share (collectively, the "Common Stock"), of Shurgard Storage Centers, Inc. held of record by the undersigned on March 17, 1998, at the 1998 Annual Meeting of Stockholders to be held on May 12, 1998, or any adjournment or postponement thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

1.      ELECTION OF DIRECTORS

        Election of the following three nominees to serve as directors for the terms shown below or until their successors are elected and qualified:

        CHARLES K. BARBO             GEORGE P. HUTCHINSON           RAYMOND A. JOHNSON
        (Class 1, Three-Year Term)   (Class 1, Three-Year Term)    (Class 2, Two-Year Term)

        ( ) FOR all nominees         ( ) WITHHOLD AUTHORITY to     ( ) WITHHOLD AUTHORITY to vote for the
                                         vote for all nominees         following only: (write the name(s) of
                                                                       the nominee(s) in this space)

                                                                       -------------------------------------

2.      APPROVAL TO AMEND THE AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR
        NONEMPLOYEE DIRECTORS

        ( ) FOR                      ( ) AGAINST                   ( )  ABSTAIN

               IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.


The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement dated March 31, 1998.

                                        PLEASE SIGN BELOW EXACTLY AS YOUR NAME
                                        APPEARS ON THIS PROXY CARD. When shares
                                        are held jointly, each person must sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such. An
                                        authorized person should sign on behalf
                                        of corporations, partnerships and
                                        associations and give his or her title.


                                        Dated:                           , 1998
                                              --------------------------

                                        ----------------------------------------
                                                       Signature

                                        ----------------------------------------
                                               Signature, if held jointly


          YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL
            HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.